UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10/A
Amendment #1

GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or (g) of the Securities Exchange Act Of 1934

Conforce International, Inc.
 (Name of Registrant as specified in its charter)

Delaware	68-6077093
(State or other jurisdiction of	(I.R.S. Employer
incorporation or jurisdiction)	Identification Number)

51A Caldari Road
2nd Floor
Concord, Ontario L4K 4G3
Canada
(Address of principal executive offices)

Registrant’s telephone number, including area code:  (416) 234-0266

Securities to be registered under Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common stock, par value $0.0001	Over-the-Counter/Pink Sheets

Securities to be registered under Section 12(g) of the Act: None

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” accelerated filer,” and “smaller reporting company” in Rule 12-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

EXPLANATORY NOTE

Conforce International, Inc. is filing this General Form for the Registration of Securities on Form 10 to register its common stock, par value $0.0001, pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

Once Conforce International, Inc. has completed this registration, it will be subject to the requirements of Regulation 13A under the Exchange Act, which will require the company to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and it will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g).

Unless otherwise noted, references in this registration statement to “Conforce International, Inc.,” “Conforce,” “CFRI,” the “Company,” “we,” “our” or “us” means Conforce International, Inc.  Our principal place of business is located at 51A Caldari Road, 2nd Floor, Concord, Ontario L4K 4G3 Canada. Our telephone number is (416) 234-0266.

ITEM 1.  BUSINESS.

BUSINESS DEVELOPMENT

Management of Conforce International, Inc. has been in the shipping container business repairing, selling or storing containers for over 25 years.  Conforce is a Delaware corporation headquartered in Concord, Ontario, Canada.  The Company operates a Container Terminal with storage capacity in excess of 5,000 containers. For international shipping lines, the Terminal provides storage, handling, transportation and other value-added services such as fueling Gensets, pre-trip power generation and full container repair through privately owned Toronto Reefer Container Services (TRC).  In addition to its core terminal business, the Company has, since 2001, been involved in the development of a composite material designed to change the way shipping containers and highway trailers are made.  The environmentally-friendly flooring product, registered as EKO-FLOR, has been certified by the American Bureau of Shipping for use in shipping containers worldwide.

On May 18, 2004 “Now Marketing Corp.” was duly formed through the filing of its Certificate of Incorporation with the Delaware Secretary of State by Chairman and Director, Marino Kulas.

On May 18, 2005, Now Marketing Corp. was renamed to Conforce International, Inc.

On May 24, 2005, Conforce International, Inc. and Conforce Container Corporation (“CCC”), an Ontario corporation, completed an Acquisition Agreement and Plan of Merger. The purpose of the merger was for international tax planning and expansion.

Through CCC, the Company has been engaged in the research and development of a unique and proprietary composite product designed to affect positive change in an industry plagued with flooring problems. The Company has developed a material that simulates the strength characteristics of wood, while testing lighter, stronger and more cost-effective.  The result is EKO-FLOR, a revolutionary total wood floor replacement system that eliminates the needless destruction of tropical hardwood trees, while greatly enhancing the performance of containers.  EKO-FLOR maximizes container potential by allowing containers to be versatile enough to transport all types of cargo.  Considering that containers will carry chemicals one day and coffee beans the next, contamination through residue and odor absorption is possible with wood.  With EKO-FLOR the threat of contamination is eliminated.  Containers utilizing the EKO-FLOR will no longer be condemned which maximizes fleet size and revenue potential.

EKO-FLOR was officially launched on December 5, 2006 at the 31st annual Intermodal Conference in Hamburg, Germany, the world’s leading shipping container event.

The Company’s revolutionary composite flooring is being introduced through extensive ocean-going tests conducted by several of the world’s largest international shipping lines.  The Company expects that hundreds of EKO-FLOR equipped containers will be in circulation for final testing by industry participants over the next few months.  Management of the Company considers the opportunity to have EKO-FLOR evaluated by major international shipping lines to be a true validation of the product as well as a significant representation of the container industry’s commitment to adopt an environmentally responsible flooring solution.  The specific wood required for container flooring is rapidly depleting and thus a suitable alternative is in high demand.

As of the date of this filing, the common stock of Conforce is listed on the Pink Sheets Electronic OTC Market under the trading symbol “CFRI.”

PRINCIPAL PRODUCTS

Conforce is comprised of two separate and distinct operating divisions:

1.	Conforce Container Corporation is dedicated to the development and commercialization of the revolutionary new ISO1496 certified container flooring system, EKO-FLOR.

EKO-FLOR is a revolutionary flooring system designed to replace wood in shipping containers.  The ingenuity of the EKO-FLOR system lies in the material and panel design.  Such composition and design allows for complete resistance to oil absorption, odor absorption, water damage, microbial and insect attack and contamination.  This translates into a dramatic reduction in after-market repairs, a sanitary food-grade environment which significantly increases container versatility, the ability to decontaminate containers using only standard cleaning procedures and the elimination of cross-border contamination due to insect or microbial attack.

2.
Conforce 1 Container Terminals, Inc. (“Conforce 1”) is a full-service container terminal providing storage, handling and repairs. Through a privately held company, Toronto Reefer Container, management of Conforce has repaired over 300,000 containers during 32 years of service in the container industry.

Conforce 1 provides complete handling and storage of Marine shipping containers to its client base of International shipping lines.  The container depot, considered to be one of the busiest of its kind in Ontario, has a capacity of over 5,000 containers.  Its state-of-the-art fully integrated software system allows customers on-line access 24/7 to create bookings, view container inventory and status and to print a number of standard and customizable reports.

The full service features offered include, empty and loaded container lift on-off services, short and long term storage for empty and loaded containers, EDI capability, on-site container-reefer vendors for pre-trips and container repair services, 460V plugs for reefer pre-trip services, on-site fueling and steam cleaning services and container modifications to client specifications.

PRINCIPAL COMPETITIVE STRENGTHS

In addition to Management’s wealth of varied experience regarding the storage, repair and handling of shipping containers, in order to fully understand the true competitive strengths of the Company, it is essential to understand the deficiencies of wood flooring versus the wood-free EKO-FLOR composite flooring system.

Currently, over ten (10) million tropical hardwood trees are cut down every year in order to make container floors. Notwithstanding the obvious impact to the environment, wood is a less than perfect raw material for shipping container applications due to its inherent natural characteristics.

It must be noted that wood preservatives contain a number of organochlorine insecticides, including aldrin, dieldrin, chlordane and lindane, which have been approved in Australia for treating timber used as structural components in cargo containers. Therefore, all shipping containers must be treated for Australian Standards as it would be logistically impossible to separate them from the container pool for a single country.  A study deemed reliable by shipping container experts determined that there was transfer of the insecticides to the various products sitting on the shipping container wood floors.  In other words, wood flooring could be toxic.  Such study revealed, among other things, that the highest insecticide residue levels were found in flour samples stored on newly treated laminated sawn timber.  Physical pick-up of insecticide from the surface of the floor was considered to be the major source of contamination. Absorption of insecticides from the atmosphere of the container was the most likely source of contamination in samples stored on or near treated plywood.

Toxic Contamination is an unfortunate side effect of recycling many products. We are often inheriting other people’s problems when we recycle.  For example, we have recently been seeing recycled railroad ties used in landscape design despite the fact that they contain dangerous preservatives.

Shipping container wood flooring is rather easily damaged and requires repairing.  For example, wood flooring that has absorbed a spill of oil cannot be used for the transportation of food unless the container is repaired by either sanding or cropping and inserting a new piece of wood flooring. According to IICL guidelines, the crop and insert must span no less than three cross-members which equates to a replacement of approximately 4’ x 4’ in size.  Depending on the geographic location in which the service is being performed, such repairs can be prohibitively expensive.

EKO-FLOR contains a uniquely developed composite that, in addition to being environmentally friendly, offers numerous advantages to the container industry.

Advantage 1: An unequalled, sanitized environment uniquely suited for food-grade delivery.  EKO-FLOR will not absorb odors or residue therefore eliminating the risk of contamination.  As a result, EKO-FLOR equipped containers create, for the multi-national container corporations, a larger available fleet from which to draw, thus eliminating logistical inefficiencies and the increasing costs associated with food-grade delivery.

Advantage 2: EKO-FLOR provides complete resistance to oil absorption; odor absorption; water damage; microbial and insect attack; and delamination, which translates into overall savings for container owners through the introduction of EKO-FLOR equipped containers in place of Apitong plywood. Conforce estimates that the price premium will be offset within 24–36 months based on the following cost saving variables: reduced installation costs, reduced maintenance and repairs, maximized fleet versatility, increased service life of containers, increased fleet retention reduces requirement for new builds, increased net operating income resulting from prolonged container life and a higher expected residual value at time of container sale coupled with a reduced sales cycle. In addition, the development of a new fastening system will enable quicker repair times resulting in reduced billable service hours.

Advantage 3: Substantial savings to shipping lines in food-grade preparation cost.  Wood floors identified as sub-standard for food-grade applications must be sanded or replaced in sections.  In many instances, containers are rejected for food-grade applications, and are then limited to general cargo usage.

Advantage 4: The environmentally responsible EKO-FLOR allows for the preservation of the world’s forests through complete elimination of wood harvesting – legal and illegal, elimination of wood treatments, reduced energy used in transportation due to its low weight, less total energy required to produce EKO-FLOR, increased container service life, use of a mineral based raw material that is an abundant natural ingredient, potential for use of recycled raw materials and it is re-useable and recyclable.

Advantage 5: Durability of the composite material coupled with the elimination of sanding due to stain absorption, translates to longer life expectancy for the EKO-FLOR.

Additional EKO-FLOR benefits include, over 10% lighter than current Apitong flooring, extremely low flammability relative to wood, high strength and dimensional stability across a temperature range of +100 to -160 degrees Celsius, superior flexural rigidity relative to wood, excellent impact resistance and anti-slip surface.

GROWTH STRATEGIES

•
In order to substantially increase its net margins, the Company is currently considering the establishment of a company owned EKO-FLOR manufacturing facility in Asia.  In that connection, the Company has identified a potential location and the necessary process equipment.  In order to ensure that the opportunity is adequately capitalized, the Company has entered into discussions with certain brokerage and/or financial firms who have shown an interest in providing the necessary funding through either a private placement or public offering.

•
In May of 2008 Conforce received a Letter of Intent (LOI) from a U.S. based Military contractor for the purchase of the Company’s newly developed composite product designed exclusively for use in specialized United States Military shipping containers.  The LOI contemplates a renewable multi-year contract whereby Conforce will provide product for a minimum of 10,000 special application containers.

•
The Company has received trial orders for its EKO-FLOR composite container flooring system from sizeable, key shipping lines.  At such time as the trials are completed, the Company expects to secure annual volume commitments from numerous shipping lines.

•
The Company intends to enter the North American highway trailer market with a similar flooring product. Currently, the company has developed a prototype version for the European trailer market which is now in trailer trials through ATC Houthendal in Belgium.

•	The Company intends to develop flooring for the Cruise Line industry and has had preliminary discussions with Carnival Cruise Lines.

•
The Company plans to develop and commercialize a residential flooring application that will further contribute to the development of the EKO-FLOR brand and will enable the Company to capitalize on the significant “do-it-yourself” home renovation market.

DISTRIBUTION METHODS

The Company sells its products directly to International shipping lines for use in newly manufactured containers through, either its internal sales staff, broker/selling agents (of which it has 2 in Europe), and military subcontractors (of which it has one in the USA).

INDUSTRY OVERVIEW

There are over 25 million shipping containers in circulation worldwide with approximately 4 million new containers being manufactured each year. The container industry spends hundreds of millions of dollars per annum repairing container floors that have been contaminated by oil and odor absorption or damaged during loading and/or off-loading.

Containers are currently equipped with floors made from Apitong wood which is the only tropical hardwood suitable for the rigors of containerized traffic. The supply of Apitong is rapidly depleting and is expected to reach critical supply levels by 2010. As a result, wood manufacturers are harvesting immature apitong trees and/or combining apitong with less effective wood products. The result is failing container floors. As such, the container industry is aggressively seeking a viable alternative to hardwood.

In February 2008, the Container Owner’s Association (COA) proposed audits of plywood manufacturers due to the deteriorating quality of the wood flooring being supplied and the developing concern regarding the illegal logging of immature Apitong trees.

According to the current COA report on container flooring, the life expectancy of plywood flooring in containers has been reduced to 5 – 10 years.  In fact, during the in-gate/receiving process, the Conforce container terminal has discovered and inspected numerous examples of shipping container wood floor failure on the first usage of new containers without any signs of external container abuse.

EKO-FLOR is a viable and cost effective solution.  It is a uniquely formulated composite material that meets or exceeds the performance of Apitong wood but is immune from stain and odor absorption, as well as typical damage caused during/by lift trucks loading and off-loading.  EKO-FLOR is approximately 10% lighter than Apitong and it is estimated that EKO-FLOR will double the expected life span of an average container.

PRODUCT DEVELOPMENT

•
The Company has developed two certified composite container flooring products as alternatives to the wood flooring currently used in the majority of containers in circulation. EKO-FLOR xcs is a closed-bottom panel engineered to withstand extreme applications while EKO-FLOR cs-2 is an open-bottom panel engineered to meet or exceed the rigors associated with typical containerized traffic.

•	The Company has developed a prototype trailer product for use in European highway trailers.

•	The Company has developed a non-flooring composite product for use in military containers.

COMPETITION
The Company is unaware of any companies currently offering to the container industry a composite flooring product.  However, the Company is aware of one company, Havco, which produces a composite coated wood product for the highway trailer industry.

Over the last five years, the container industry has introduced into circulation Bamboo flooring but as a whole, the industry is not convinced that Bamboo is a long-term viable alternative to the Apitong wood currently being used in shipping containers. Furthermore, the Company considers the characteristics of Bamboo to be similar in nature to those of apitong wood and therefore does not consider Bamboo as direct competition with its unique composite flooring product.

PATENTS, TRADEMARKS, LICENSES, FRANCHISES, ROYALTY AGREEMENTS

Patents
The Company’s trademark agent, Blakes Cassels & Graydon of Toronto, Ontario, is preparing the filing for a design patent. The Company is also currently working on its patent portfolio in North America, Europe and Asia.

Trademarks
The Company’s trademark agent is currently in the process of registering EKO-FLOR in the USA, Canada, Europe and China.

Licenses and Royalties
The Company has entered into a licensing agreement regarding the use of various patented technologies pertaining to equipment and processes being relied upon in connection with the manufacturing of EKO-FLOR.

EMPLOYEES

Conforce employs 12 fulltime employees.  Four employees are primarily dedicated to the EKO-FLOR division, while eight employees work primarily within the container terminal division.

REGULATORY MANDATES

No industry specific governmental approvals are needed for the operation of the Company’s businesses.

REPORTS TO SECURITY HOLDERS

The Company will make available free of charge any of its filings as soon as reasonably practicable after it has electronically filed these materials with, or otherwise furnished them to, the Securities and Exchange Commission (“SEC”).  The Company is not including information contained on its website as part of, or incorporating it by reference into, this Form 10.

As a result of its filing of this Form 10, the Company expects to become subject to the reporting obligations of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These obligations include filing an annual report under cover of Form 10-K, with audited financial statements, unaudited quarterly reports on Form 10-Q and the requisite proxy statements with regard to annual shareholder meetings. The public may read and copy any materials the Company files with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0030. The SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxies and information statements and other information regarding issuers that file electronically with the SEC.

ITEM 1A.  RISK FACTORS.

The Company is subject to various risks that may materially harm its business, financial condition and results of operations. You should carefully consider the risks and uncertainties described below and the other information in this filing before deciding to purchase its common stock. If any of these risks or uncertainties actually occurs, the business, financial condition or operating results could be materially harmed. In that case, the trading price of the Company’s common stock could decline significantly, and investors could lose all or part of their investment.

REVENUES AND RESULTS OF OPERATIONS MAY FLUCTUATE SIGNIFICANTLY

Revenues and results of operations are difficult to predict and depend on a variety of factors.  They depend, in part, upon the commercial success and adoption rate of the EKO-FLOR composite flooring system. Accordingly, revenues and results of operations may fluctuate significantly from period to period, and the results of any one period may not be indicative of the results for any future periods. These potentially inconsistent results could cause investors to lose confidence in the Company, which in turn could materially and adversely affect the market value of its securities.

RISKS FROM DOING BUSINESS INTERNATIONALLY

Conforce will manufacture and distribute the EKO-FLOR product outside the United States through either company owned facilities or third party licensees and will derive revenues from these sources. As a result, the Company’s business is subject to certain risks inherent in international business, many of which are beyond its control. These risks include:

• laws and policies affecting trade, investment and taxes, including laws and policies relating to the repatriation of funds and withholding taxes, and changes in these laws;

• there are substantial uncertainties regarding the application of Chinese laws;

• differing degrees of protection for intellectual property; and

• the instability of foreign economies and governments.

PROTECTING AND DEFENDING AGAINST INTELLECTUAL PROPERTY CLAIMS MAY HAVE A MATERIAL ADVERSE AFFECT ON THE BUSINESS OF THE COMPANY

The Company’s ability to compete depends, in part, upon successful protection of its intellectual property. At present, the Company does not have the financial resources to protect its rights to the same extent as much larger companies.

Litigation may also be necessary in the future to enforce intellectual property rights, to protect trade secrets, or to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. Any such litigation could result in substantial costs and the diversion of resources and could have a material adverse affect on the Company’s business, results of operations and financial condition. Conforce cannot assure you that infringement or invalidity claims will not materially adversely affect our business, results of operations and financial condition. Regardless of the validity or the success of the assertion of these claims, the Company could incur significant costs and a diversion of resources in enforcing intellectual property rights or in defending against such claims, which could have a material adverse affect on the Company’s business, results of operations and financial condition.

DEPENDANCY ON CERTAIN KEY EMPLOYEES

The Company’s success depends to a significant extent on the performance of a number of senior management personnel and other key employees, including production and research and development personnel. Competition for the limited number of executive, production and research and development personnel necessary to develop, produce, sell, improve and maintain the integrity of the product does exist. The Company’s inability to retain or successfully replace, where necessary, members of the senior management team and other key employees could have a material adverse affect on the Company’s business, results of operations and financial condition.

TO BE SUCCESSFUL, THE COMPANY NEEDS TO ATTRACT AND RETAIN QUALIFIED PERSONNEL

The success of Conforce continues to depend to a significant extent on its ability to identify, attract, hire, train and retain qualified professional, technical, production and managerial personnel. The Company cannot assure investors that it will be successful in identifying, attracting, hiring, training and retaining such personnel in the future. Should the Company be unable to hire, assimilate and retain qualified personnel in the future, such inability would have a material adverse affect on the Company’s business, results of operations and financial condition.

FLUCTUATIONS IN STOCK PRICE COULD LEAD TO A SIGNIFICANT LOSS OF INVESTMENT

The market price of the Company’s common shares may be influenced by many factors, some of which are beyond its control, including announcements by Conforce or its competitors of significant capital commitments, variations in quarterly operating results, general economic conditions, terrorist acts, future sales of common shares and investor perception of the Company and the shipping industry. These broad market and industry factors may materially reduce the market price of the Company’s common stock, regardless of its operating performance.

WHILE THE COMPANY BELIEVES THEY CURRENTLY HAVE ADEQUATE INTERNAL CONTROL OVER FINANCIAL REPORTING, THEY ARE REQUIRED TO ASSESS THEIR INTERNAL CONTROL OVER FINANCIAL REPORTING ON AN ANNUAL BASIS AND ANY FUTURE ADVERSE RESULTS FROM SUCH ASSESSMENT COULD RESULT IN A LOSS OF INVESTOR CONFIDENCE IN THE COMPANY’S FINANCIAL REPORTS AND HAVE AN ADVERSE AFFECT ON ITS STOCK PRICE.

Section 404 of the Sarbanes-Oxley Act of 2002 and the accompanying rules and regulations promulgated by the SEC to implement it will require Conforce to include in its Form 10-K an annual report by management regarding the effectiveness of its internal control over financial reporting. The report includes, among other things, an assessment of the effectiveness of the Company’s internal control over financial reporting as of the end of its fiscal year. This assessment must include disclosure of any material weaknesses in its internal control over financial reporting identified by management. During this process, if management identifies one or more material weaknesses in the Company’s internal control over financial reporting that cannot be remediated in a timely manner, it will be unable to assert that such internal control is effective. While Conforce currently believes their internal control over financial reporting is effective, the effectiveness of its internal controls in future periods is subject to the risk that its controls may have become inadequate because of changes in conditions, and, as a result, the degree of compliance of its internal control over financial reporting with the applicable policies or procedures may deteriorate. If the Company is unable to conclude that its internal control over financial reporting is effective (or if its independent auditors disagree with their conclusion), the Company could lose investor confidence in the accuracy and completeness of its financial reports, which could have an adverse effect on the Company’s stock price.

RISKS RELATING TO MANUFACTURING EKO-FLOR IN CHINA

The Company’s Chinese operations pose certain risks as a result of the evolving state of the Chinese economy, political, and legislative and regulatory systems.  Changes in interpretations of existing laws and the enactment of new laws may negatively impact the Company’s business and results of operations.

Chinese Legal System

As a matter of substantive law, the Foreign Invested Enterprise Laws provide significant protection from government interference.  In addition, these laws guarantee the full enjoyment of the benefits of corporate articles and contracts to Foreign Invested Enterprise participants.  These laws, however, do impose standards concerning corporate formation and governance, which are not qualitatively different from the general corporation laws of the several provinces.  Similarly, the Chinese accounting laws mandate accounting practices which are not consistent with the U.S. Generally Accepted Accounting Principles (“GAAP”).

Economic Reform Issues

In the past several years the Chinese Government has implemented economic reform measures that emphasize decentralization and encourage private economic activity.  Because these economic reform measures may be inconsistent or ineffectual, there is no assurance that:

•	The Company will be able to capitalize on economic reforms;
•	The Chinese Government will continue its pursuit of economic reform policies;
•	The economic policies, even if pursued, will be successful;
•	Economic policies will not be significantly altered from time to time; and
•	Business operations in China will not become subject to the risk of nationalization.

Negative impact on economic reform policies or nationalization could result in a total investment loss in the Company’s common stock.

Since 1979, the Chinese Government has reformed its economic systems.  Because many reforms are unprecedented or experimental, they are expected to be refined and readjusted.  Other political, economic and social factors, such as political changes, changes in the rates of economic growth, unemployment or inflation, or in the disparities in per capita wealth between regions within China, could lead to further readjustment of the reform measures.  This refining and readjustment process may negatively affect the Company’s manufacturing operations.

ITEM 2.  FINANCIAL INFORMATION.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS PLAN OF OPERATIONS

In 2003, Mr. Marino Kulas made the decision to enter into the Container Terminal business through the establishment of Conforce 1 Container terminals Inc. in order to leverage the strengths of the Kulas family name and 32 year reputation as a reliable service provider to the container industry.

In 2004, Mr. Kulas made the decision to fully exploit the alternative flooring opportunity by developing a composite product to meet the industry’s well documented need for change. Through the establishment of Conforce Container Corporation and ultimately Conforce International Inc., the Company continued its EKO-FLOR development efforts throughout 2005 and 2006 until its product passed three phases of testing culminating in the independent certification of the product by the American Bureau of Shipping.

In December 2006, Conforce introduced its EKO-FLOR xcs product to the shipping container industry at the Intermodal Show in Hamburg Germany. Having received a positive reception, the Company entered into discussions with leading industry participants with the hopes of gaining invaluable feedback on how its product could meet or exceed customer expectations and requirements.

In May of 2007, in order to strengthen its infrastructure, the Company entered into an advisory agreement with Worldwide Associates, Inc., a company owned and operated by former Secretary of State and White House Chief of Staff General Alexander Haig Jr., and his son Alex Haig.  Under the agreement, Worldwide provides Conforce with assistance, expertise and advice in the areas of sales, marketing, business development and corporate finance.

Throughout 2007, Conforce further improved the characteristics of EKO-FLOR, which resulted in a lighter, stronger and more cost effective product. EKO-FLOR cs-2 was officially launched at the Intermodal Show in Amsterdam, Netherlands in December 2007.

In 2008, the Company has continued to refine EKO-FLOR through the use of advanced materials and processes. It has received sizeable EKO-FLOR trial orders for dry and ocean-going evaluation by leading shipping lines and as such, believes it has an opportunity to commercialize the product on a significant scale. The Company is confident that early adoption of its technology will enable Conforce to establish itself as the leading brand in the alternative flooring market. With that in mind, the Company has focused its efforts on securing volume commitments for calendar 2009 from strategic industry participants. In addition, the Company has made the decision to fully explore the merits of establishing its own manufacturing facility in Asia. In order to adequately capitalize the initiative, the Company has entered into discussions with certain brokerage firms regarding the potential for a Private Placement or Initial Public Offering. In respect of the latter financing option, the Company, in addition to its planned transition to the OTC Bulletin Board in the United States, is considering a dual listing of its securities on the TSX Venture Exchange in Toronto Canada.

RESULTS OF OPERATIONS

YEAR ENDED MARCH 31, 2008 COMPARED TO THE YEAR ENDED MARCH 31, 2007

We had sales of $2,364,945 for the year ended March 31, 2008, compared to sales of $1,567,187 for the year ended March 31, 2007, an increase in sales from the prior period of $797,758 or 50.9%. The increase in sales was due primarily to an increase in revenues generated by our existing customers.

We had cost of goods sold relating to direct production costs of $1,293,100 for the year ended March 31, 2008, compared to cost of goods sold relating to direct production costs of $893,908 for the year ended March 31, 2007, which represents an increase in the cost of goods sold from the prior period of $399,192 or 44.7%. The increase in cost of goods sold was directly attributable to our increase in sales for the year ended March 31, 2008, compared to the prior year.

Cost of goods sold as a percentage of sales was 54.7% for the year ended March 31, 2008, compared to 57.0% for the year ended March 31, 2007, which amounts to a reduction in the cost of goods sold as a percent of sales of 2.3% from the prior year.

We had gross profit of $1,071,845 for the year ended March 31, 2008, compared to gross profit of $673,279 for the year ended March 31, 2007, an increase in gross profit of $398,566 or 2.3% over the prior period. The increase in gross profit was due to the increase in sales offset by the increase in cost of goods sold.

We had administrative expenses of $725,291 for the year ended March 31, 2008, compared to administrative expenses of $597,713 for the year ended March 31, 2007, an increase in administrative expenses of $127,578 or 21.3% from the prior period.  The increase in administrative expenses was due to the increase in sales volume during the year ended March 31, 2008, compared to the year ended March 31, 2007.

We had income from operations of $161,171 for the year ended March 31, 2008, compared to a loss from operations of $170,790 for the year ended March 31, 2007.  The increase in profits was primarily due to the increase in sales and a reduction in spending for the Flooring Systems’ Research and development expenses of $78,006.

The adjustment for Minority interest in consolidated subsidiaries was $153,965 for the year ending March 31, 2008 compared to $26,972 for the year ending March 31, 2007.  This adjustment accurately portrays the 49.9 percent minority interest in Conforce 1 Container Terminals, Inc.

The Net Income for the year was $7,746 for the year ending March 31, 2008 compared to a loss of $197,762 for the year ending March 31, 2007.

LIQUIDITY AND CAPITAL RESOURCES
The Company has entered into discussions with various capital firms and intends to raise, either through an Initial Public Offering of its securities or a Private Placement, the capital required for the establishment and operation of a multi-line EKO-FLOR manufacturing facility in Asia.

LIABILITIES

The Company had Accounts payable of $66,322 at March 31, 2008 compared to $41,494 at March 31, 2007.  Such increase is attributable to the increase in cost in servicing the increase revenues for the year ending March 31, 2008 over the year ending March 31, 2007.

We had Accrued liabilities of $24,949 at March 31, 2008 compared to $21,131 at March 31, 2007.  Accrued liabilities are primarily payroll related liabilities and the increase is due to the increase in cost in servicing the increase revenues for the year ending March 31, 2008 over the year ending March 31, 2007.

We had Accrued wages of $24,055 at March 31, 2008 compared to $16,876 at March 31, 2007.  The increase is due to the increase in cost in servicing the increase revenues for the year ending March 31, 2008 over the year ending March 31, 2007.

We had Shareholder’s loans of $324,850 at March 31, 2008 compared to $287,375 at March 31, 2007.  There was no increase in borrowing during the year ended March 31, 2008.  The increase in the loan balance was due to the change in the exchange rate at March 31, 2008 over March 31, 2007.

OFF-BALANCE SHEET ARRANGEMENTS
The Company has not entered into any off-balance sheet arrangements that have or are reasonably likely to have a current or future affect on its financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources and would be considered material to investors.

ITEM 3.  PROPERTIES.
The Company’s headquarters are located at 51A Caldari Road, 2nd Floor, Concord, Ontario L4K 4G3, Canada.  It has one full-service container terminal located at 584 Hazelhurst Road, Mississauga, Ontario, Canada.

ITEM 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

The following table lists stock ownership of the Company’s Common Stock. The information includes beneficial ownership by (i) holders of more than 5% of Common Stock, (ii) each of the four directors and executive officers and (iii) all directors and executive officers as a group. Except as noted below, to the Company’s knowledge, each person named in the table has sole voting and investment power with respect to all shares of the Company’s Common Stock beneficially owned by them.

Name and Address of Owner	Title of Class	Number of Shares Owned (1)	Percentage of Class
Marino Kulas 40 Bellini Avenue Brampton, Ontario L6T 3Z8	Common Stock	61,001,000	50.83%
Elio Guglietti 28 Anthia Drive North York, Ontario M9L 1K5	Common Stock	11,400,000	9.50%
Michael Moyal 10520 Yonge St., Suite 298 Richmond Hill, Ontario L4C 3C7	Common Stock	9,070,000	7.55%
Slavko Kulas 8870 Martingrove Road Woodbridge, Ontario L4H 1C2	Common Stock	5,000,000	4.16%
Joseph DeRose 60 Crofters Road Woodbridge, Ontario L4L 7C7	Common Stock	420,000	0.26%
Kathryn Saliani 156 Beech Street Brampton, Ontario L6V 1V6	Common Stock	50,000	0.0416%

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.

(2) In 2006, a transaction was completed whereby five (5) million shares of common stock were transferred from the holdings of Marino Kulas to Slavko Kulas, Director of Terminal Operations.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

None.

CHANGES IN CONTROL.

None.

ITEM 5.  DIRECTORS AND EXECUTIVE OFFICERS.

Set forth below is information regarding the Company’s current directors and executive officers. There are no family relationships between any of the Company’s directors or executive officers. The directors are elected annually by stockholders. The executive officers serve at the pleasure of the Board of Directors.

Name	Age	Title
Marino Kulas	43	President & CEO, Director
Joseph DeRose	53	VP of Product Development
Kathryn Saliani	55	Director of Business Operations, Director
Slavko Kulas	48	Director of Terminal Operations

Marino Kulas, President & CEO of Conforce International, Inc., has been in the container industry for over 25 years. While employed with Toronto Reefer Container (TRC), Mr. Kulas’ was responsible for the business development of the TRC companies. In 2001, Mr. Kulas commenced research and development of EKO-FLOR as an alternative to the wood flooring currently used in shipping containers.  In order to leverage the strength of the family’s reputation in the container industry, in 2003 he started the business of Conforce 1 Container Terminals Inc. and in 2004, he started Conforce Container Corporation, the company responsible for the development of EKO-FLOR. During his years in the business, Mr. Kulas has amassed a vast network of contacts in the shipping container industry. He oversees all aspects of the day-to-day operations of the business, while maintaining his primary focus on the Company’s growth and direction through new product development and commercialization, terminal expansion and key account acquisition.

Joseph DeRose, Vice President of Product Development, is a chemical engineer and has dedicated his career to the testing, development and technical support of plastic materials, composite materials and polymer additives.  Prior to his appointment with Conforce in 2006, Mr. DeRose worked with industry leader Ciba Specialty Chemicals (f/n/a Ciba-Geigy) for over 19 years, where he held the position of Industry Manager of the Polymer Additives Division.  Mr. DeRose also held material testing and analysis positions with the Ontario Research Foundation and Cambridge Materials Testing.  Most recently, Mr. DeRose provided consultation and project coordination for manufacturers of plastic and composite materials seeking building code recognition in both Canada and the United States.  Mr. DeRose is a member of The Society of Plastics Engineers and serves on the Board of Directors of the Ontario Section.  He is also a member of the Canadian Plastics Industry Association and serves as Technical Chair for the Canadian Natural Composites Council.  For Conforce, Mr. DeRose is responsible for the research, development, testing and analysis of all new Conforce composite products currently in various stages of development.

Kathryn Saliani, Director of Business Operations.  Prior to joining Conforce, Ms. Saliani worked as an underwriter with a leading Mortgage origination firm in Canada.  Prior to holding that position, Ms. Saliani worked for Scotia Bank where she was responsible for conducting branch audits in order to ensure compliance with loan policy and procedure.  Ms. Saliani also spent 12 years with the Workman Safety Insurance Board of Canada (WSIB) where she worked as Senior Counselor to the office of the Chairman.  Her responsibilities included dispute resolution and to act as direct liaison between member claimants and the WSIB.  For Conforce, Ms. Saliani oversees Investor Relations as well as all administrative functions of the Container Terminal operations.

Slavko Kulas, Director of Terminal Operations.  Mr. Slavko Kulas has been involved in the container industry for over 19 years.  In 1989, he joined Toronto Reefer Container (TRC), a Kulas private family business specializing in the service and repair of ocean-going containers.  Mr. Kulas’ responsibilities initially included the repair of all container components until he was promoted to Manager of the company’s mobile fleet of service trucks and personnel.  In 1998, Mr. Kulas purchased TRC.  In 2003, he joined Conforce 1 Container Terminals where he served as Terminal Manager until 2008 at which time he became Director of Terminal Operations.  For Conforce International, Inc., Mr. Kulas is responsible for the day-to-day operations of the Container Terminal and is a key member of the EKO-FLOR product development team.

AUDIT COMMITTEE FINANCIAL EXPERT
The Company does not have an audit committee or a compensation committee.

ITEM 6.  EXECUTIVE COMPENSATION.

December 31, 2007 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Marino Kulas President & CEO, Director
	2007	91,000							91,000

Joseph DeRose VP of Product Development
	2007	45,500		267,000 shares					45,500

Kathryn Saliani Director of Business Op., Director
	2007	50,000		50,000 shares					50,000

Slavko Kulas Director of Terminal Op.
	2007	52,000							52,000

NON-EMPLOYEE DIRECTOR COMPENSATION
None.

ITEM 7.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE.

There have been no material transactions or contracts not made in the ordinary course of business that will be performed after this document is posted or that was entered into more than two years before such posting.

ITEM 8.  LEGAL PROCEEDINGS.

The Company is not a party to any litigation and, to its knowledge, no action, suit or proceeding has been threatened against the Company. There are no material proceedings to which any director, officer or affiliate of the Company or security holder is a party adverse to the Company or has a material interest adverse to the Company.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

Conforce is a publicly traded company on the Pink Sheets under the trading symbol “CFRI.”

The Company’s common stock has traded on the Pink Sheets of the National Quotation Bureau under the symbol CFRI since September 15, 2005. The following table sets forth the high and low sale prices for the Company’s common stock for the periods indicated. The prices below reflect inter-dealer quotations, without retail mark-up, mark-down or commissions and may not represent actual transactions.
Quarter ended	Low price	High price
September 30, 2008	$0.12	$0.19
June 30, 2008	$0.16	$0.28
March 31, 2008	$0.16	$0.24
December 31, 2007	$0.215	$0.24

HOLDERS OF RECORD

The Company has 34 registered shareholders of record.

DIVIDEND POLICY

The Company has never declared or paid any cash dividends on its common stock and it does not anticipate paying any cash dividends in the foreseeable future.  The Company currently intends to retain future earnings, if any, to finance operations and the expansion of its business.  Any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be based upon the Company’s financial condition, operating results, capital requirements, plans for expansion, restrictions imposed by any financing arrangements and any other factors that the Board of Directors deems relevant.

ITEM 10.  RECENT SALES OF UNREGISTERED SECURITIES.

None.

ITEM 11.  DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED.

The Company is governed by Delaware Law and the Certificate of Incorporation and Bylaws of the Company.  Its authorized capital consists of 250,000,000 shares of common stock, $0.0001 par value, and 5,000,000 shares of preferred stock.  The Board of Directors, in their sole discretion, may establish par value, divide the shares of preferred stock into series, and fix and determine the dividend rate, designations, preferences, privileges and ratify the powers, if any, and determine the restrictions and qualifications of any series of preferred stock as established.  No preferred shares are currently designated.

GENERAL - DESCRIPTION OF CAPITAL STOCK

COMMON STOCK
120,001,000 shares of the Company’s common stock are issued and outstanding as of October 7, 2008.

PREFERRED STOCK

The Company may issue up to 5,000,000 shares of preferred stock, par value $0.0001 per share, from time to time in one or more series.  No shares of preferred stock are currently issued.  The Company’s Board of Directors, without further approval of its stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights, liquidation preferences and other rights and restrictions relating to any series.  Issuances of shares of preferred stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of Conforce common stock and prior series of preferred stock then outstanding.

VOTING RIGHTS

Each outstanding share of common stock is entitled to one (1) vote, either in person or by proxy, on all matters that may be voted upon by their holders at meetings of the stockholders.

Holders of Conforce common stock:

(1)	have equal ratable rights to dividends from funds legally available therefore, if declared by the Board of Directors;
(2)	are entitled to share ratably in all our assets available for distribution to holders of common stock upon our liquidation, dissolution or winding up;
(3)	do not have pre-emptive, subscription or conversion rights or redemption or sinking fund provisions; and
(4)	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote at all meetings of our stockholders.

The holders of shares of Conforce common stock do not have cumulative voting rights, which means that holders of more than fifty percent (50%) of outstanding shares voting for the election of directors can elect all of the Company’s directors if they so choose and, in such event, the holders of the remaining shares will not be able to elect any of the Company’s directors.

WARRANTS

No warrants are currently outstanding.

STOCK OPTION PLAN

Currently, the Company has not formalized an Employee Stock Option Plan, however, it intends to do so by the end of fiscal 2009.

ITEM 12.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Under Section 145 of the General Corporation Law of the State of Delaware, The Company can indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).  The Company’s Certificate of Incorporation provides that, pursuant to Delaware law, the Company’s directors shall not be liable for monetary damages for breach of the director’s fiduciary duty of care to Conforce and its stockholders.  This provision in the Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under Delaware law.  In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to Conforce or its stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law.  This provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

The Company’s Bylaws provide for the indemnification of its directors to the fullest extent permitted by the Delaware General Corporation Law.  Conforce Bylaws further provide that its Board of Directors has discretion to indemnify its officers and other employees.  The Company is required to advance, prior to the final disposition of any proceeding, promptly on request, all expenses incurred by any director or executive officer in connection with that proceeding on receipt of an undertaking by or on behalf of that director or executive officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under the Bylaws or otherwise.  The Company is not, however, required to advance any expenses in connection with any proceeding if a determination is reasonably and promptly made by its Board of Directors by a majority vote of a quorum of disinterested Board Members that (i) the party seeking an advance acted in bad faith or deliberately breached his or her duty to the Company or its stockholders and (ii) as a result of such actions by the party seeking an advance, it is more likely than not that it will ultimately be determined that such party is not entitled to indemnification pursuant to the applicable section of Conforce Bylaws.

The Company has been advised that in the opinion of the Securities and Exchange Commission, insofar as indemnification for liabilities arising under the Securities Act may be permitted to its directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.  In the event a claim for indemnification against such liabilities (other than payment of expenses incurred or paid by a Conforce director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by Conforce is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The Company may enter into indemnification agreements with each of its directors and officers that are, in some cases, broader than the specific indemnification provisions permitted by Delaware law, and that may provide additional procedural protection.  Such indemnification agreements may require the Company, among other things, to:

•	indemnify officers and directors against certain liabilities that may arise because of their status as officers or directors;
•	advance expenses, as incurred, to officers and directors in connection with a legal proceeding, subject to limited exceptions; or
•	obtain directors’ and officers’ insurance.

At present, there is no pending litigation or proceeding involving any Conforce director(s), officer(s) or employee(s) in which indemnification is sought, nor is the Company aware of any threatened litigation that may result in claims for indemnification.

ITEM 13.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

The Conforce consolidated financial statements for the fiscal years ended December 31, 2007 and 2006 have been examined to the extent indicated in their report by Pollard-Kelley Auditing Services, Inc.  The financial statements have been prepared in accordance with generally accepted accounting principles, pursuant to Regulation S-X as promulgated by the SEC, and are included herein in response to Item 13 of this Form 10.  The unaudited financial statements for the six month period ended June 30, 2008 have been prepared by Journal Accounting Services.

ITEM 14.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACOUNTING AND FINANCIAL DISCLOSURE.

The Company has not had any other changes in nor has it had any disagreements, whether or not resolved, with its accountants on accounting and financial disclosures during its recent fiscal year or any later interim period.

ITEM 15.  FINANCIAL STATEMENTS AND EXHIBITS.

Pollard-Kelley Auditing Services, Inc
Auditing Services
4500 Rockside Road, Suite 450, Independence, OH 44131 330-864-2265

Report of Independent Registered Public Accounting Firm

Conforce International, Inc. and Subsidiaries
Concord, Ontario Canada

We have audited the accompanying balance sheets of Conforce International, Inc. and Subsidiary, as of March 31, 2008 and 2007, and the related statements of income, stockholders’ equity, and cash flows for each of the two years in the period ended March 31, 2008.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conduct our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company at March 31, 2008 and 2007, and the results of its operations and it cash flows for each of the two years in the period ended March 31, 2008, in conformity with U.S. generally accepted accounting standards.

Pollard-Kelley Auditing Services, Inc.

/S/ Pollard-Kelley Auditing Services, Inc.

Independence, Ohio
October 8, 2008

Conforce International, Inc.
Balance Sheets
March 31, 2008 and 2007

	2008	2007
ASSETS
Current Assets
Cash	$34,801	$74,832
Accounts receivable	457,012	192,672
Other receivables	37,172	36,321
Total Current Assets	528,985	303,825

Fixed Assets
Office equipment	23,829	-
Vehicles	20,345	12,029
Equipment	101,888	101,888
Leasehold improvements	25,028	17,201
	171,090	131,118
Less: Accumulated depreciation	(75,027)	(44,906)
	96,063	86,212

Other Assets
Deposits	14,779	14,779
	14,779	14,779

Total Assets	$639,827	$404,816

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Accounts payable	$66,322	$41,494
Accrued liabilities	24,949	21,131
Accrued wages	24,055	16,876
Shareholder's loans	324,850	287,375
Total Current Liabilities	440,176	366,876

Shareholders' Equity
Minority interest in consolidatd subsidiaries	280,525	126,560
Preferred stock	-	-
Common stock	9,157	9,157
Retained earnings	(90,031)	(97,777)
	199,651	37,940

Total Liabilities and Shareholders' Equity	$639,827	$404,816

See accompanying notes to financial statements.

Conforce International, Inc.
Statements of Income
For the Years Ending March 31, 2008 and 2007

	2008	2007

REVENUES
Revenues	$2,364,945	$1,567,187

DIRECT COST OF REVENUES
Equipment rental	69,530	81,502
Fuel	76,166	69,218
Repairs & maintenance	41,125	13,407
Transportation	847,916	511,977
Rent	228,049	133,207
Subcontractors	30,314	84,597
	1,293,100	893,908
GROSS PROFIT	1,071,845	673,279

EXPENSES
Adminstrative	725,891	597,713
Flooring System expenses;
Research & development	146,837	224,843
Depreciation	30,121	20,955
	902,849	843,511
OTHER INCOME AND EXPENSE
(Gain)/loss on currency conversion	7,285	558

INCOME FROM OPERATIONS	161,711	(170,790)

TAX PROVISIONS	-	-
NET INCOME/(LOSS) BEFORE MINORITY
INTEREST	161,711	(170,790)
LESS MINORITY INTEREST IN
CONSOLIDATED SUBSIDIARIES	(153,965)	(26,972)
NET INCOME	$7,746	$(197,762)

NET LOSS PER SHARE
Average shares outstanding	120,001,000	120,001,000
Loss per share	$0.00	$(0.00)

See accompanying notes to financial statements.

Conforce International, Inc.
Statement of Shareholders' Equity
For the Years Ending March 31, 2008 and 2007
						Minority
	Preferred Stock		Common Strock		Retained	Interest
	Shares	Amount	Shares	Amount	Earnings	Subsidiaries	Total
Balances April 1, 2006	-	$-	120,001,000	$9,157	$99,985	$99,588	$208,730
Net loss for the period	-	-	-	-	(197,762)	26,972	(170,790)
Balances at March 31, 2007	-	-	120,001,000	9,157	(97,777)	126,560	37,940
Net Income for the year	-	-	-	-	7,746	153,965	161,711
Balances at March 31, 2008	-	$-	120,001,000	$9,157	$(90,031)	$280,525	$199,651

See accompanying notes to financial statements.

Conforce International, Inc.
Statements of Cash Flows
For the Years Ending March 31, 2008 and 2007

	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income/(loss) for the period	$7,746	$(197,765)
Adjustments to reconcile net earnings to net
cash provided (used) by operating activities:
Minority interest in consolidated subsidary	153,965	26,972
Depreciation	30,121	20,955
Changes in Current assets and liabilities:
(Increase) decrease in Accounts receivable	(264,340)	80,899
(Increase) decrease in Other receivables	(851)	4,752
(Decrease) Increase in Accounts payable	24,828	(21,924)
(Decrease) Increase in Accrued liabilities	3,818	3,457
(Decrease) Increase in Accrued wages	7,179	2,464
(Decrease) Increase in Shareholder's loans	37,475	2,888
NET CASH (USED) BY
OPERATING ACTIVITIES	(59)	(77,302)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of Fixed assets	(39,972)	(17,574)
Purchase of Deposits	-	(4,813)
NET CASH (USED) BY
INVESTING ACTIVITIES	(39,972)	(22,387)
CASH FLOWS FROM FINANCING ACTIVITIES
NET CASH PROVIDED BY
FINANCING ACTIVITIES	-	-
NET INCREASE IN CASH	(40,031)	(99,689)
CASH AT BEGINNING OF PERIOD	74,832	174,521
CASH AT END OF PERIOD	$34,801	$74,832

See accompanying notes to financial statements.

Conforce International, Inc.

NOTES TO FINANCIAL STATEMENTS

March 31, 2008 and 2007

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

History
The Company was incorporated on May 18, 2004 in the state of Delaware as Now Marketing Corp.

On May 25, 2005, the Company acquired Conforce Container Corporation in exchange for 120,000,000 shares of the Company’s Common Stock, making Conforce Container Corporation a wholly owned subsidiary.  Immediately prior to the acquisition, the Company had 1,000 shares of common stock issued and outstanding.  The acquisition was accounted for as a recapitalization of Conforce Container Corporation, as the shareholders of Conforce Container Corporation controlled the Company after the acquisition was completed.  Conforce Container Corporation was treated as the acquiring entity for accounting purposes.  There were no adjustments to the carrying value of the assets or liabilities of the acquired company or to the assets and liabilities of the acquiring company.  Conforce Container Corporation was incorporated under the laws of Ontario on February 9, 2001.  Conforce Container Corporation’s Balance Sheet on the date of acquisition was as follows:

In Canadian
Dollars
Assets	$-0-

Liabilities
Shareholder loans	$18,560
Equity	(18,560)
$-0-

The Company was renamed from Now Marketing Corp to Conforce International, Inc. at this time.

On May 24, 2005, the Company acquired 50.1% of Conforce 1 Container Terminals, Inc., for $100.  Conforce 1 Container Terminals, Inc. was incorporated under the laws of Ontario on November 12, 2003.  The combination was accounted for as a reverse acquisition as the shareholders of Conforce 1 Container Terminals, Inc. controlled the Company after the acquisition was completed.  Conforce 1 Container Terminals, Inc. was treated as the acquiring entity for accounting purposes.  There were no adjustments to the carrying value of the assets or liabilities of the acquired company or to the assets and liabilities of the acquiring company.

Conforce International, Inc.

NOTES TO FINANCIAL STATEMENTS

March 31, 2008 and 2007

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

The Company’s 50.1% subsidiary, Conforce 1 Container Terminals, Inc., provides handling, storage and transport of overseas shipping containers for international steamship lines, as well as domestic retailers.  All revenues for the two fiscal years reported here were generated by the operations of Conforce 1 Container Terminals, Inc.  Conforce Container Corporation has embarked on the development of a new container flooring system, EKO-FLOR, which has been designed to provide an environmentally friendly product to increase container versatility, while reducing shipping costs.

Financial Statement Presentation
The accompanying statements have been prepared from the books and records of the Company and its subsidiaries.  All significant intercompany accounts have been eliminated.  The Company’s 50.1% subsidiary enjoys an October 31 yearend for tax purposes.  The books and records included herein have been adjusted for the twelve month period ending March 31, 2008 and 2007, respectively.

Cash and Cash Equivalents
For purposes of the statement of cash flows, the Company considers all short-term debt securities purchased with a maturity of three months or less to be cash equivalents.  There was no cash paid during the periods for interest or taxes.

Property and Equipment
Property and equipment are carried at cost.  Maintenance, repairs and renewals are expensed as incurred.  Depreciation of property and equipment is provided for over their estimated useful lives, which range from three and five years, using the declining balance method.  Leasehold improvements are amortized over the life of the lease.  Depreciation expense was $30,314 and $20,955 for the years ending March 31, 2008 and 2007, respectively.

Use of Estimates
The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures.  Accordingly, actual results could differ from those estimates.

Revenue Recognition
The only revenue producing operations of the Company during both years is the Container Terminal operation which recognizes revenues when services are rendered.  The operation bills at the end of each month for the services rendered during the month.

Conforce International, Inc.

NOTES TO FINANCIAL STATEMENTS

March 31, 2008 and 2007

NOTE 2 – INCOME TAXES

The Company accounts for income taxes under principals, which requires the Company to recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s financial statements or tax returns.  Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement carrying amounts and tax basis of the assets and liabilities using enacted tax rates.  The Company has no significant differences between book and tax accounting.   The operating loss carry forward from the year ending March 31, 2007 was used to reduce taxable income in the year ending March 31, 2008 to $0.

NOTE 3 – EQUITY

Preferred Stock

At March 31, 2008 and 2007, the Company had authorized 5,000,000 shares of Preferred Stock at a par value of $.0001 per share.  There were 0 shares outstanding.  The unissued shares of Preferred stock may be divided into and issued in designated series from time to time by one or more resolutions adopted by the Board of Directors.

Common Stock

At March 31, 2008 and 2007, the Company had authorized 250,000,000 shares of Common Stock at a par value of $.0001 per share.  There were 120,001,000 shares outstanding.

NOTE 4 – RELATED PARTIES

At March 31, 2008 and 2007 the Company owed $324,850 and $287,375 respectively to an Officer, member of the Board of Directors and Shareholder.  These amounts are without interest or terms of repayment.

The Company also rents three pieces of equipment on a month to month basis from a related party.  Rent expense for these items was $13,625 and $0 for the years ending March 31, 2008 and 2007.  The rental rate paid by the Company to the related party is felt by management to be a competitive rate.

The CEO and President of the Company is the 49.9 % minority shareholder of Conforce 1 Container Terminals, Inc.

Conforce International, Inc.

NOTES TO FINANCIAL STATEMENTS

March 31, 2008 and 2007

NOTE 6 – COMMITMENTS

The Company leases office space under a five year lease, which runs through April 2012.  Monthly lease payments are$2,883.

The Company leases site space under a five year lease which runs through November 2008.  The lease is renewable for an additional five years.  The Company intends to renew the lease at approximately a 7 to 8 percent increase.  Monthly lease payments are $11,127.

Future lease commitments are as follows; the site lease was included through the end of the original term.  Future payments under the intended renewal period have not been included since the renewal is not effective and the rental rate is unknown at this time.

Future commitments;

Fiscal 2009	$124,503
Fiscal 2010	34,841
Fiscal 2011	34,841
Fiscal 2012	2,904
Fiscal 2013	-0-
Thereafter	-0-

NOTE 7 – MINORITY INTEREST

Minority interest on the consolidated balance sheets represents the portion of the shareholders’ equity at the respective year ends not owned by the shareholders of the Company.

Minority
Interest

March 31, 2006	$99,588
Minority interest in income of subsidiary	26,972
March 31, 2007	126,560
Minority interest in income of subsidiary	153,965
March 31, 2008	$280,525

Conforce International, Inc.

NOTES TO FINANCIAL STATEMENTS

March 31, 2008 and 2007

NOTE 8 – BUSINESS SEGMENTS

The Company operated in three reportable business segments; Container Terminal, EKO-FLORR and Administrative.  The Container Terminal operations are organized as Conforce 1 Container Terminals, Inc. is a 50.1% owned subsidiary of the Company.  The subsidiary is responsible for all container terminal operations.  EKO-FLORR is organized as Conforce Container Corporation a 100% owned subsidiary of the Company.  This subsidiary is responsible for the development, manufacturing and marketing of the Company’s EKO-FLORR product.  Operations to date have been research and development.  The Administrative operations are the operations of the parent company Conforce International, Inc.  The operations to date have been minimal since formation.

Business segments for the year ending March 31, 2008

	Container
	Terminals	ECK-FLORR	Administrative

Revenues	$2,364,945	$-0-	$-0-

Direct cost of Sales	1,293,100	-0-	-0-

Administrative – operations	725,891	-0-	-0-
Research & development	-0-	146,837	-0-
Depreciation	30,121	-0-	-0-

Income Before Currency
Conversion and Taxes	$308,014	$(146,837)	$-0-

Business segments for the year ending March 31, 2007

	Container
	Terminals	ECK-FLORR	Administrative

Revenues	$1,567,187	$-0-	$-0-

Direct cost of Sales	893,908	-0-	-0-

Administrative – operations	597,713	-0-	-0-
Research & development	-0-	224,843	-0-
Depreciation	20,955	-0-	-0-

Income Before Currency
Conversion and Taxes	$54,053	$(224,843)	$-0-

Conforce International, Inc.
Balance Sheet
September 30, 2008

2008
ASSETS
Current Assets
Cash	$166,660
Accounts receivable	240,289
Other receivables	22,530
Total Current Assets	429,479

Fixed Assets
Office equipment	23,829
Vehicles	20,345
Equipment	483,422
Leasehold improvements	25,028
552,624
Less: Accumulated depreciation	(92,594)
460,030

Other Assets
Deposits	14,779
14,779

Total Assets	$904,288

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Accounts payable	$189,439
Accrued liabilities	22,516
Accrued wages	8,121
Accrued taxes	20,978
Shareholder's loans	375,149
Total Current Liabilities	616,203

Minority interest in consolidated subsidiaries	324,733

Shareholders' Equity
Preferred stock	-
Common stock	9,157
Retained earnings	(45,805)
(36,648)

Total Liabilities and Shareholders' Equity	$904,288
See accompanying notes to financial statements.

Conforce International, Inc.
Statement of Income
For the Six Months Ending September 30, 2008

2008

REVENUES
Revenues	$1,284,130

DIRECT COST OF REVENUES
Equipment rental	30,509
Fuel	41,270
Repairs & maintenance	38,260
Transportation	472,703
Rent	123,217
Subcontractors	11,840
717,799
GROSS PROFIT	566,331

EXPENSES
Administrative	399,345
Flooring System expenses;
Research & development	40,007
Depreciation	17,567
456,919
OTHER INCOME AND EXPENSE
(Gain)/loss on currency conversion	-

INCOME FROM OPERATIONS	109,412

TAX PROVISIONS	20,978
NET INCOME/(LOSS) BEFORE MINORITY
INTEREST	88,434
LESS MINORITY INTEREST IN
CONSOLIDATED SUBSIDIARIES	(44,208)
NET INCOME	$44,226

NET LOSS PER SHARE
Average shares outstanding	120,001,000
Loss per share	$0.00

See accompanying notes to financial statements.

Conforce International, Inc.
Statement of Shareholders' Equity
For the Period Ending September 30, 2008

	Preferred Stock		Common Stock		Retained
	Shares	Amount	Shares	Amount	Earnings	Total
Balances April 1, 2006	-	$-	120,001,000	$9,157	$99,985	$109,142
Net loss for the period	-	-	-	-	(197,762)	$(197,762)
Balances at March 31, 2007	-	-	120,001,000	9,157	(97,777)	(88,620)
Net Income for the year	-	-	-	-	7,746	$7,746
Balances at March 31, 2008	-	-	120,001,000	9,157	(90,031)	(80,874)
Net Income for the period	-	-	-	-	44,226	$44,226
Balances at September 30, 2008	-	$-	120,001,000	$9,157	$(45,805)	$(36,648)
See accompanying notes to financial statements.

Conforce International, Inc.
Statements of Cash Flows
For the Six Months Ending September 30, 2008

2008
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income/(loss) for the period	$44,226
Adjustments to reconcile net earnings to net
cash provided (used) by operating activities:
Minority interest in consolidated subsidiary	44,208
Depreciation	17,567
Changes in Current assets and liabilities:
(Increase) decrease in Accounts receivable	216,723
(Increase) decrease in Other receivables	14,642
(Decrease) Increase in Accounts payable	123,117
(Decrease) Increase in Accrued liabilities	(2,433)
(Decrease) Increase in Accrued wages	(15,934)
(Decrease) Increase in Accrued taxes	20,978
NET CASH (USED) BY
OPERATING ACTIVITIES	463,094
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of Fixed assets	(381,534)
Purchase of Deposits	-
NET CASH (USED) BY
INVESTING ACTIVITIES	(381,534)
CASH FLOWS FROM FINANCING ACTIVITIES
Increase in Shareholder loans	50,299
NET CASH PROVIDED BY
FINANCING ACTIVITIES	50,299
NET INCREASE IN CASH	131,859
CASH AT BEGINNING OF PERIOD	34,801
CASH AT END OF PERIOD	$166,660
See accompanying notes to financial statements.

Conforce International, Inc.

NOTES TO FINANCIAL STATEMENTS

September 30, 2008

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

History
The Company was incorporated on May 18, 2004 in the state of Delaware as Now Marketing Corp.

On May 25, 2005, the Company acquired Conforce Container Corporation in exchange for 120,000,000 shares of the Company’s Common Stock, making Conforce Container Corporation a wholly owned subsidiary.  Immediately prior to the acquisition, the Company had 1,000 shares of common stock issued and outstanding.  The acquisition was accounted for as a recapitalization of Conforce Container Corporation, as the shareholders of Conforce Container Corporation controlled the Company after the acquisition was completed.  Conforce Container Corporation was treated as the acquiring entity for accounting purposes.  There were no adjustments to the carrying value of the assets or liabilities of acquired company or to the assets and liabilities of the acquiring company.  Conforce Container Corporation was incorporated under the laws of Ontario on February 9, 2001.   Conforce Container Corporation’s Balance Sheet on the date of acquisition was as follows;

In Canadian
Dollars
Assets	$-0-

Liabilities
Shareholder loans	$18,560
Equity	(18,560)
$-0-

The Company as renamed from Now Marketing Corp to Conforce International, Inc. at this time.

On May 24, 2005, the Company acquired 50.1% of Conforce 1 Container Terminals, Inc., for $100.  Conforce 1 Container Terminals, Inc. was incorporated under the laws of Ontario on November 12, 2003.  The combination was accounted for as a reverse acquisition as the shareholders of Conforce 1 Container Terminals, Inc. controlled the Company after the acquisition was completed.  Conforce 1 Container Terminals, Inc. was treated as the acquiring entity for accounting purposes.  There were no adjustments to the carrying value of the assets or liabilities of acquired company or to the assets and liabilities of the acquiring company.

Conforce International, Inc.

NOTES TO FINANCIAL STATEMENTS

September 30, 2008

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

The Company’s 50.1% subsidiary, Conforce 1 Container Terminals, Inc., provides handling, storage and transport of overseas shipping containers for international steamship lines, as well as domestic retailers.  All revenues for the two fiscal years reported here were generated by the operations of Conforce 1 Container Terminals, Inc.  Conforce Container Corporation has embarked on the development of a new container flooring system, EKO-FLORR which has been designed to provide an environmentally friendly product to increase container versatility while reducing shipping costs.

Financial Statement Presentation
The accompanying statements have been prepared form the books and records of the Company and its subsidiaries.  All significant intercompany accounts have been eliminated.  The Company’s 50.1% subsidiary enjoys an October 31, yearend for tax purposes.  The books and records included herein have been adjusted for the six month period ending September 30, 2008.

Cash and Cash Equivalents
For purposes of the statement of cash flows, the Company considers all short-term debt securities purchased with a maturity of three months or less to be cash equivalents.  There was no cash paid during the periods for interest or taxes.

Property and Equipment
Property and equipment are carried at cost.  Maintenance, repairs and renewals are expensed as incurred.  Depreciation of property and equipment is provided for over their estimated useful lives, which range from three and five years, using the declining balance method.  Leasehold improvements are amortized over the life of the lease.  Depreciation expense was $17,567 for the six-months ending September 30, 2008.

Use of Estimates
The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures.  Accordingly, actual results could differ from those estimates.

Revenue Recognition
The only revenue producing operations of the Company during both years is the Container Terminal operation which recognizes revenues when services are rendered.  The operation bills at the end of each month for the services rendered during the month.

Conforce International, Inc.

NOTES TO FINANCIAL STATEMENTS

September 30, 2008

NOTE 2 – INCOME TAXES

The Company accounts for income taxes under Generally Accepted Accounting Principals used in the United States of America, which requires the Company to recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s financial statements or tax returns.  Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement carrying amounts and tax basis of the assets and liabilities using enacted tax rates.  The Company has no significant differences between book and tax accounting.   The operating loss carry forward from the year ending March 31, 2007 was use to reduce taxable income in the year ending March 31, 2008 to $0.

NOTE 3 – EQUITY

Preferred Stock

At September 30, 2008, the Company had authorized 5,000,000 shares of Preferred Stock at a par value of $.0001 per share.  There were 0 shares outstanding.  The unissued shares of Preferred stock may be divided into and issued in designated series from time to time by one or more resolutions adopted by the Board of Directors.

Common Stock

At September 30, 2008, the Company had authorized 250,000,000 shares of Common Stock at a par value of $.0001 per share.  There were 120,001,000 shares outstanding.

NOTE 4 – RELATED PARTIES

At September 30, 2008 the Company owed $375,149 to an Officer, member of the Board of Directors and Shareholder under an informal borrowing arrangement.  These amounts are without interest or terms of repayment.  There were no repayments made under this arrangement during the six-month ending September 30, 2008.

The Company also rents three pieces of equipment on a month to month basis from a related party.  Rent expense for these items was $0 for the six months ending September 30, 2008.  The rental rate paid by the Company to the related party is felt by management to be a competitive rate.

Conforce International, Inc.

NOTES TO FINANCIAL STATEMENTS

September 30, 2008

NOTE 4 – RELATED PARTIES - CONTINUED

The CEO and President of the Company is the 49.9 % minority shareholder of Conforce 1 Container Terminals, Inc.

NOTE 5 – COMMITMENTS

The Company leases office space under a five year lease which runs through April 2012.  Monthly lease payments are $2,883.

The Company leases site space under a five year lease which runs through November 2008.  The lease is renewable for an additional five years.  The Company intends to renew the lease at an approximately a 7 to 8 percent increase.  Monthly lease payments are $11,127.

Future lease commitments are as follows; the site lease was included through the end of the original term.  Future payments under the intended renewal period have not been included since the renewal is not effective and the rental rate is unknown at this time.

Future commitments;

Fiscal 2009	$124,503
Fiscal 2010	34,841
Fiscal 2011	34,841
Fiscal 2012	2,904
Fiscal 2013	-0-
Thereafter	-0-

NOTE 6 – MINORITY INTEREST

Minority interest on the consolidated balance sheets represents the portion of the shareholders’ equity at the respective year ends not owned by the shareholders of the Company.

Minority
Interest

March 31, 2008	$280,525
Minority interest in income of subsidiary	44,208
September 30, 2008	$324,733

Conforce International, Inc.

NOTES TO FINANCIAL STATEMENTS

September 30, 2008

NOTE 7 – BUSINESS SEGMENTS

The Company operated in three reportable business segments; Container Terminal, EKO-FLORR and Administrative.  The Container Terminal operations are organized as Conforce 1 Container Terminals, Inc. is a 50.1% owned subsidiary of the Company.  The subsidiary is responsible for all container terminal operations.  EKO-FLORR is organized as Conforce Container Corporation a 100% owned subsidiary of the Company.  This subsidiary is responsible for the development, manufacturing and marketing of the Company’s EKO-FLORR product.  Operations to date have been research and development.  The Administrative operations are the operations of the parent company Conforce International, Inc.  The operations to date have been minimal since formation.

Business Segments -2008
	Container
	Terminals	ECK-FLORR	Consolidated

Revenues	$1,284,130	$-0-	$1,284,130

Direct cost of Sales	717,799	-0-	717,799

Administrative – operations	399,345	-0-	399,345
Research & development	-0-	40,007	40,007
Depreciation	17,567	-0-	17,567

Income/(Loss) From
Operations	$149,419	$(40,007)	$109,412

Exhibit
No.	Description
2.0	Acquisition Agreement and Plan of Merger dated May 24, 2005*
3.1	Certificate of Incorporation for Conforce International, Inc.*
3.1.1	Certificate of Incorporation for Conforce Container Corporation*
3.1.2	Certificate of Incorporation for Conforce 1 Container Terminals, Inc.*
3.2	Bylaws*

* Denotes previously filed exhibits: filed on November 3, 2008 with Conforce International, Inc.’s Form 10-12B .

SIGNATURES

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Conforce International, Inc.

December 11, 2008	By:	/s/ Marino Kulas
Marino Kulas
President & CEO